SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 10, 2013

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, VA 23452

Registrant’s telephone number, including area code: (757) 627-9088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The information set forth in Item 3.02 relating to Wheeler Real Estate Investment Trust, Inc.’s (“Wheeler”) entry into the Securities Purchase Agreement (as defined in Item 3.02) and the Registration Rights Agreement (as defined in Item 3.02), both which are attached as exhibits to this Form 8-K and incorporated herein by reference.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On June 10, 2013, Wheeler completed a $4.5 million private placement transaction with 21 accredited investors (the “Buyers”).

Pursuant to the Securities Purchase Agreement, dated as of June 10, 2013 (the “Securities Purchase Agreement”), Wheeler issued an aggregate of 4,500 shares of Series A Preferred Stock (the “Preferred Stock”) to the Buyers. The Preferred Stock accrues cumulative dividends at a rate of 9% per annum, which will be paid quarterly. The Preferred Stock will convert automatically into shares of Wheeler common stock, $ 0.01 par value per share (“Common Stock”), upon the closing of Wheeler’s next publicly registered secondary offering at a price equal to 95% of the price at which Common Stock is sold in such secondary offering (the “Primary Conversion”). In no event shall the Primary Conversion price exceed $6.00 per share of Common Stock. To the extent Wheeler does not complete a publicly registered secondary offering within 180 days of June 10, 2013, the Preferred Stock shall automatically convert into Common Stock (the “Alternative Conversion”) at a price equal to 90% of the 30-day volume-weighted average price of the Common Stock prior to the conversion. In no event shall the Primary Conversion or Alternative Conversion result in the issuance of more than 656,998 shares of Common Stock. Any Preferred Stock that remains outstanding following the Alternative Conversion shall accrue cumulative dividends at a rate of 12% per annum, which will be paid quarterly.

Subsequent to the Primary Conversion, Wheeler shall have the right to redeem the Preferred Stock, on a pro rata basis, at any time at a price equal to 103% of the purchase price for the Preferred Stock plus any accrued but unpaid dividends. Subsequent to the Alternative Conversion, Wheeler shall have the right to redeem the Preferred Stock, on a pro rata basis, at any time at a price equal to 105% of the purchase price for the Preferred Stock plus any accrued but unpaid dividends.

In connection with the investment, Wheeler and the Buyers entered into a Registration Rights Agreement, dated as of June 10, 2013 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Wheeler agreed to file and maintain a registration statement with the Securities and Exchange Commission for the resale of the Common Stock underlying the Preferred Shares acquired by the Buyers.

The proceeds from this investment will be used to purchase a 75,000 square foot, 100% leased, free-standing grocery store in the Bixby Commons shopping center located in Bixby, Oklahoma. The offer and sale of these securities was completed pursuant to the exemptions from registration provided by Regulation D under the Securities Act of 1933, as amended. The foregoing descriptions are only a summary and are qualified in their entirety by reference to the agreements that are attached to this Form 8-K as exhibits and incorporated herein by reference.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

In connection with the private placement transaction described in Item 3.02, Wheeler filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) an amendment to its Charter, which amendment is attached as an exhibit to this Form 8-K, that increased the number of shares of stock which Wheeler has authority to issue to 75,500,000, consisting of 75,000,000 shares of Common Stock, and 500,000 shares of preferred stock, without par value per share.

In connection with the private placement transaction described in Item 3.02, Wheeler filed Articles Supplementary with SDAT, which Articles Supplementary are attached as an exhibit to this Form 8-K, that classified and designated 4,500 authorized but unissued shares of preferred stock as shares of Preferred Stock.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statement of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not Applicable.

(d)	Exhibits.

3.1	Wheeler Real Estate Investment Trust, Inc. Articles Supplementary.

3.2	Wheeler Real Estate Investment Trust, Inc. Articles of Amendment.

10.1	Securities Purchase Agreement, dated June 10, 2013.

10.2	Registration Rights Agreement, dated June 10, 2013.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Jon S. Wheeler
Jon S. Wheeler
Chairman and Chief Executive Officer

Dated: June 13, 2013